Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement Number 333-190697 on Form S-8 of our report, dated March 28, 2019, relating to the consolidated financial statements of Processa Pharmaceuticals, Inc. in the Annual report on Form 10-K of Processa Pharmaceuticals, Inc. for the years ended December 31, 2018 and 2017.

/s/ BD & Company, Inc.

Owings Mills, MD
March 28, 2019